Exhibit 10.10

May 21, 2021

Via email

William R. White

[***]

Email: [***]

Tel: [***]

Re:Ventyx Biosciences, Inc. Board of Directors

Dear Mr. White:

On behalf of Ventyx Biosciences, Inc. (the “Company”), we would like to invite you to join the Company’s Board of Directors (the “Board”) as a member of the Board.  Once you accept this invitation, we anticipate the Board moving quickly to formalize your membership.

As you are aware, the Company is a Delaware corporation and, therefore, your rights and duties as a Board member are prescribed by Delaware law and the Company’s charter documents, as well as by the policies established by our Board from time to time and the rules and regulations of the U.S. Securities and Exchange Commission and other regulatory bodies, as applicable.  In addition, please note that, as a member of the Board, you will be subject to the corporate policies of the Company.

The Board has established three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, and from time to time, the Board may establish additional committees to which it may delegate certain duties.  As a member of the Board, you would be asked to serve on one or more committees.  We anticipate that the Board will appoint you to serve as chairperson of the Audit Committee and that you would serve as our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.

In addition to committee meetings, which shall be convened as appropriate, the Company’s Board meetings are generally held at our corporate headquarters in Encinitas, California, and you would be expected to attend these meetings, as well as any special meetings that may be scheduled from time to time. Please note that such meetings are currently attended virtually due to the ongoing pandemic.

You agree that you will hold in strictest confidence, and not use, except for the benefit of the Company, or disclose to any person, firm, corporation or other entity, without written authorization of the Board, any non-public, confidential or proprietary information of the Company, except to the extent that such disclosure or use may be required in direct connection with your duties as a member of the Board.  It is expected that during the term of your Board membership you will not engage in any other employment, occupation, consulting or other business activity that competes with the business in which the Company is now involved in or becomes involved in during the term of your service on the Board, nor will you engage in any other activities that conflict with your obligations to the Company.

If you decide to join the Board, we will recommend to the Board that you be granted a nonstatutory stock option entitling you to purchase up to 1,458,321 shares of common stock of the Company at an exercise price equal to the fair market value of the Company’s common stock on the date of grant as determined in the discretion of the Board (the “Option”).  The Option shall be subject to the terms and conditions of the Company's 2019 Equity Incentive Plan (the “Plan”) and form of stock option agreement (the “Stock Option Agreement”).  Subject to the Board’s approval, the shares subject to the Option shall vest monthly over forty-eight (48) months in equal monthly amounts commencing on the one-month anniversary of your election to the Board, subject to your continued service to the Company through each such date. Thereafter, the Option shall continue to be subject to the terms and conditions of the Plan and the Stock Option Agreement.  No right to any stock is earned or accrued until such time as that vesting occurs, nor does the grant confer any right to continue vesting or maintenance of your status as a service provider to the Company or member of the Board.

Additionally, as a non-employee member of the Board, you will receive $50,000 for each calendar year that you remain a member of the Board, which amount shall be pro-rated for the current year based on your length of service during the year. Such amounts shall be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. The payment of compensation to Board members is subject to many restrictions under applicable law, and as such, you should be aware that the foregoing compensation is subject to such future changes and modifications as the Board, or its appropriate committees, may deem necessary or appropriate.

You will be entitled to reimbursement for any reasonable documented expenses incurred by you in connection with your service to the Company and attendance of Board and committee meetings in accordance with the Company’s established business expense reimbursement policies. In addition, as with all our directors and executive officers, you and the Company will also enter into, and be afforded indemnity protections pursuant to the Company’s standard Indemnification Agreement.

Please note that nothing in this letter or any agreement granting you equity awards under the Plan should be construed to interfere with or otherwise restrict in any way the rights of the Company, its Board or stockholders from removing you from the Board or any committee in accordance with the provisions of applicable law.  Furthermore, except as otherwise provided to other non-employee Board members or required by law, the Company does not intend to afford you any rights as an employee, including without limitation, the right to further employment or any other benefits.

We hope that you find the foregoing terms acceptable.  You may indicate your agreement with these terms by signing this letter and returning it to me. By signing this letter, you also represent that the execution and delivery of this agreement and the fulfillment of the terms hereof will not require the consent of another person, constitute a default under or conflict with any agreement or other instrument to which you are bound or a party.

We look forward to you joining the Board, and we anticipate your leadership and experience will make a key contribution to our success at this critical time in our growth and development.

Regards,	Agreed this 22nd day of May, 2021

/s/ Raju Mohan	/s/ William R. White
Raju Mohan, Chief Executive Officer	William R. White